 Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 26, 2014, with respect to the consolidated financial statements of Appia, Inc. as of December 31, 2013 and 2012 and for the years then ended, which are incorporated by reference in this Registration Statement and Prospectus of Digital Turbine, Inc. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Raleigh, North Carolina
March 18, 2015